                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14c of the Securities Exchange Act of
                                     1934
                                (Amendment No.     )

Filed by the Registrant:  [X]

Filed by a Party other than the Registrant:  [_]

Check the appropriate box:

[_]  Preliminary Information Statement    [_]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14c-5(d)(2))

[X]  Definitive Information Statement

[_]  Definitive Additional Materials

                         Graybar Electric Company, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                                  [Graybar logo]











                                               INFORMATION STATEMENT











                                                   MAY 10, 2004

                       GRAYBAR ELECTRIC COMPANY, INC.
                           34 NORTH MERAMEC AVENUE
                           CLAYTON, MISSOURI 63105

                            --------------------

                            INFORMATION STATEMENT

                            --------------------

         This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 10, 2004 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

         The record holders of Common Stock outstanding at the close of business on April 19, 2004 will be entitled to attend and to vote at the meeting. On April 19, 2004, there were outstanding 5,773,599 shares of Common Stock. Each share is entitled to one vote.

         On April 19, 2004, 5,493,774 of the issued and outstanding shares of Common Stock of the Company, constituting 95% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock". The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power is sufficient to assure the taking of the following actions, all as more fully described herein:

         (1) Election of the persons nominated by the Board of Directors for election as directors;
         (2) Approval of amendments of the Restated Certificate of Incorporation
              (a) to increase the authorized shares of Common Stock from 7,500,000 to 15,000,000; and
              (b) to create a new class of "Delegated Authority" Preferred Stock to consist of 10,000,000 shares and to eliminate the authority to issue the class of Preferred Stock currently authorized; and
         (3)  Approval of a three-year Common Stock Purchase Plan.

         The Voting Trustees have indicated as a group that they presently intend to vote the shares of Common Stock held by them FOR the persons nominated by the Board of Directors for election as directors, FOR the amendments of the Restated Certificate of Incorporation, and FOR approval of the Common Stock Purchase Plan. In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

         This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 10, 2004.

            -----------------------------------------------------
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                    ARE REQUESTED NOT TO SEND US A PROXY.
            -----------------------------------------------------

                    BENEFICIAL OWNERSHIP OF MORE THAN 5%
                       OF THE OUTSTANDING COMMON STOCK

         The following table sets forth certain information as of April 19, 2004, with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Such beneficial ownership relates solely to voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of such shares under the Voting Trust Agreement.

                NAME AND ADDRESS OF BENEFICIAL OWNER                  NUMBER OF SHARES           PERCENT OF CLASS
                ------------------------------------                  ----------------           ----------------
       D. E. DeSousa, L. R. Giglio, T. S. Gurganous, R. D.
       Offenbacher, and R. A. Reynolds, Jr. as Voting Trustees
       under a Voting Trust Agreement dated as of April 1, 1997
       34 North Meramec Avenue
       Clayton, Missouri 63105                                            5,493,774                     95%

                     BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the ownership of Voting Trust Certificates representing shares of Common Stock as of April 19, 2004 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and all executive officers and directors of the Company as a group. On April 19, 2004, no single director or executive officer owned beneficially more than 1% of the Voting Trust Certificates. No director or executive officer owns shares of Common Stock of record. The Voting Trustees, when acting in that capacity, as a group possess the voting power associated with approximately 95% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares as discussed under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock".

NAME                                 NUMBER OF SHARES        NAME                                  NUMBER OF SHARES
----                                 ----------------        ----                                  ----------------
R. A. Cole..............................  4,044              J. C. Loff................................  4,180
D. B. D'Alessandro......................  2,406              K. M. Mazzarella..........................  2,094
D. E. DeSousa...........................  1,320              R. D. Offenbacher.........................  6,573
T. F. Dowd..............................  2,553              R. A. Reynolds, Jr........................  8,782
L. R. Giglio............................  4,283              K. B. Sparks..............................  6,584
T. S. Gurganous.........................  5,431
J. H. Hinshaw...........................  1,494              Executive officers and directors
G. D. Hodges............................  7,361              as a group (15 persons)................... 64,660 (1%)

                                  DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

         Thirteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are named in the table below and all are presently employees and directors of the Company. Accordingly, for purposes of serving on the Board or any committee, none of the directors are deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which the Board has elected to use for purposes of determining independence. Certain additional information concerning them is set forth in the table.


                                                                                                            YEAR IN
                                                                                                             WHICH
                                                                                                            BECAME A
NAME                         AGE                   BUSINESS EXPERIENCE LAST FIVE YEARS                      DIRECTOR
----                         ---                   -----------------------------------                      --------
R. A. Cole                   54     Employed by Company in 1972; District Vice President March 1995 to        1998
                                    November 2001; Group Vice President November 2001 to July 2003;
                                    District Vice President July 2003 to present.

D. B. D'Alessandro           43     Employed by Company in 1983; Director of Strategic Planning and           2004
                                    Development December 1998 to June 2001; Vice President-IT Strategy
                                    Project June 2001 to February 2003; Vice President and Chief
                                    Information Officer February 2003 to present.

D. E. DeSousa                45     Employed by Company in 1981; Vice President-Comm/Data Marketing           2000
                                    June 1998 to July 2000; Senior Vice President-Comm/Data Business
                                    July 2000 to November 2001; Senior Vice President-Sales and
                                    Marketing November 2001 to January 2003; Senior Vice
                                    President-Comm/Data Business January 2003 to June 2003; Senior
                                    Vice President-Sales and Distribution June 2003 to present.

T. F. Dowd                   60     Employed by Company in 1997; Vice President, Secretary and General        1997
                                    Counsel September 1997 to present.

L. R. Giglio                 49     Employed by Company in 1978; District Vice President March 1995 to        2002
                                    April 2001; Vice President, Investment and Inventory Management
                                    April 2001 to April 2002; Senior Vice President-Operations April
                                    2002 to present.

T. S. Gurganous              54     Employed by Company in 1973; District Vice President March 1995 to        1995
                                    November 2001; Group Vice President November 2001 to July 2003;
                                    District Vice President July 2003 to present.

J. H. Hinshaw                59     Employed by Company in May 2000; Senior Vice President and Chief          2000
                                    Financial Officer May 2000 to present; Vice President and
                                    Treasurer, Monsanto Company 1984 to 1999. Ms. Hinshaw is a
                                    director of Insituform Technologies, Inc. and IPSCO, Inc.

G. D. Hodges                 61     Employed by Company in 1963; District Vice President March 1995 to        2000
                                    November 2001; Group Vice President November 2001 to July 2003;
                                    District Vice President July 2003 to present.

                                                - 3 -



                                                                                                            YEAR IN
                                                                                                             WHICH
                                                                                                            BECAME A
NAME                         AGE                   BUSINESS EXPERIENCE LAST FIVE YEARS                      DIRECTOR
----                         ---                   -----------------------------------                      --------

J. C. Loff                   54     Employed by Company in 1980; District Vice President March 1995 to        1998
                                    November 2001; Group Vice President November 2001 to July 2003;
                                    District Vice President July 2003 to present.

K. M. Mazzarella             44     Employed by Company in 1980; Vice President-Comm/Data National            2004
                                    Accounts June 1998 to June 1999; Vice President-Corporate Accounts
                                    June 1999 to June 2001; Vice President-Strategic Planning June
                                    2001 to January 2004; Vice President-Human Resources and Strategic
                                    Planning January 2004 to present.

R. D. Offenbacher            53     Employed by Company in 1968; District Vice President March 1995 to        1994
                                    January 2001; District Vice President-Comm/Data January 2001 to
                                    November 2001; Group Vice President November 2001 to June 2003;
                                    Senior Vice President-Comm/Data Business June 2003 to February
                                    2004; Senior Vice President-Sales and Marketing February 2004 to
                                    present.

R. A. Reynolds, Jr.          55     Employed by Company in 1972; Senior Vice President-Comm/Data              1993
                                    Business October 1995 to July 2000; Senior Vice President-
                                    Electrical Business July 2000; President and Chief Executive
                                    Officer July 2000 to present; Chairman of the Board April 2001 to present.

K. B. Sparks                 58     Employed by Company in 1968; District Vice President March 1995 to        2001
                                    November 2001; Group Vice President November 2001 to July 2003;
                                    District Vice President July 2003 to present.

COMMITTEES

         The Board of Directors has designated an Executive Committee consisting of Ms. Hinshaw, Ms. Mazzarella and Messrs. D'Alessandro, DeSousa, Dowd, Giglio, Offenbacher and Reynolds. Except as otherwise provided by law and the Company's Certificate of Incorporation, the Executive Committee has all the authority of the Board.

         The Company has an Audit Committee which met six times in 2003. Messrs. Cole, D'Alessandro, Gurganous, Hodges, Loff and Sparks are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually. None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission. Ms. Hinshaw, the only director who would qualify as such an expert, is the Chief Financial Officer of the Company. The Board of Directors determined that it is not appropriate for a director in that position to serve on the Audit Committee. The Board believes that Mr. D'Alessandro, while not meeting the technical definition of a financial expert, is generally capable of performing that function in his role as a member of the Audit Committee by reason of his education, general financial and accounting expertise and business experience.

         The Board of Directors has designated a Compensation Committee which met fourteen times in 2003. Ms. Hinshaw, Ms. Mazzarella and Messrs. DeSousa, Giglio, Offenbacher and J. H. Kipper, who is Vice President and Controller, currently serve on the Compensation Committee that, in consultation with independent compensation specialists, reviews the Company's compensation policy and makes recommendations to the President and the Board of Directors with respect to program changes.

         The Company has no nominating committee. The Board of Directors has determined that it is appropriate for the entire Board to participate in the consideration of director nominees, all of whom historically have been employees of the Company with a broad range of management experience within the Company. When identifying an employee to fill a vacancy or new position on the Board, the directors consider the recommendation of the Chief Executive Officer, the background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including the positions held as an employee of the Company, and how the person would complement the other directors in terms of expertise and experience. The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of Common Stock and Voting Trust Certificates. The Board of Directors believes that the procedure used traditionally, which has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters, has served the Company and its employee-shareholders well.

BOARD AND COMMITTEE ATTENDANCE

         The Board of Directors met five times in 2003. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members. A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders, and it is expected that all directors will attend the annual meeting absent a schedule conflict or other valid reason. Twelve of the directors in office at the time attended the 2003 Annual Meeting.

DIRECTOR COMPENSATION

         Directors are paid a meeting fee of $300.00 for each regular Board meeting attended.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Board approved such inclusion.

         J. C. Loff, Chairman
         R. A. Cole
         D. B. D'Alessandro
         T. S. Gurganous
         G. D. Hodges
         K. B. Sparks

                           EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At December 31, 2003, the members of the Compensation Committee were Ms. Hinshaw, Ms. Mazzarella and Messrs. DeSousa, Giglio, Kipper, Offenbacher, Udell and Van Pelt, all of whom were officers and employees of the Company and, with the exception of Ms. Mazzarella (who became a director in January 2004) and Mr. Kipper, were directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee advises the Board of Directors on matters related to compensation policy, incentive plans and other Human Resources issues.

         To carry out this responsibility, the Compensation Committee regularly reviews salary and incentive plans, analyzes potential plan changes, and makes recommendations to the Board on compensation issues. The Compensation Committee is supported by the Human Resources staff and uses an independent consulting firm to advise on matters of employee and executive compensation. In 2002, the Committee engaged the services of Watson Wyatt, a nationally recognized firm of compensation experts, specifically for this purpose.

         Compensation Philosophy and Strategy

                  The Company's compensation philosophy is to offer base pay, incentives and benefits to attract, retain and motivate employees to help the Company achieve its profit objectives. The Company's pay-for-performance philosophy places a strong emphasis on rewarding employees for achieving company, district and branch goals.

                  Overall, the same principles that direct the compensation of all employees also apply to the compensation of the Company's executives. The Compensation Committee uses the following guidelines to evaluate and determine compensation:

                  o All employees, including executives, should have market-competitive total compensation. (Total compensation refers to base salary combined with incentive payments and benefit plans.) In the case of executives, the process of determining market competitiveness includes a thorough and ongoing review of executive compensation as compared to similar companies.

                  o A significant and meaningful portion of executive compensation should be at risk, tied to business performance and each individual's contribution to that performance.

         Executive Compensation Elements

                  Using the guidelines above as a foundation, the Compensation Committee has established a total compensation program for executives that consists of three main elements: salary, bonus (commonly known as the Management Incentive Plan or MIP), and other compensation in the form of Profit Sharing.

                  Combined Salary and Bonus: The 2002 Watson Wyatt study reviewed the Company's executive base salaries combined with the target annual incentive payouts and concluded that the Company's target total cash compensation of the Company executives named in the Summary Compensation Table when achieved would be generally at or below median market benchmarks.

                  Salary: Executive salaries, including that of the Chief Executive Officer, are determined based on a number of factors, including the value given these positions in the relevant labor markets, the relative difficulty of the position within the Company, the position's effect on profitability, and the executive's achievement of performance and development objectives. The Compensation Committee reviews employee salaries, including executive salaries, on a yearly basis with the help of its outside compensation consultants and makes recommendations to the Board of Directors regarding changes. In the 2002 study, Watson Wyatt determined that the Company's salaries of the executives named in the Summary Compensation Table are generally below competitive market practices and, in the case of the Chief Executive Officer and certain others, below the 25th percentile of the competitive market.

                  Bonus (Management Incentive Plan): In 2003, approximately 1,500 persons participated in the Company's Management Incentive Plan, including all officers. This plan has been an integral part of the Company's compensation program for many years. It is structured in such a way that management employees at higher levels of the organization have a greater percentage of their total compensation at risk than managers at the lower end of the exempt salary scale. This bonus is paid on or before March 15 each year, based on the Company's performance for the previous year against targets established at the beginning of that year. Management Incentive Plan payments made to participants for 2003 were significantly higher than in the preceding year because the Company's performance relative to the gross margin and net income targets improved substantially.

                  In their study of the Company's executive compensation, Watson Wyatt found that, in general, the Company's target annual incentive opportunities are above typical market incentive opportunities. This means that the Company's executives have the potential to receive higher than industry average bonuses in very good years, but this also means that they have a greater portion of their total compensation at risk.

                  Other Compensation: The Company's executives are included in the Company's Profit Sharing and Savings Plan. Company contributions to this plan vary based on the performance of the Company, and when Profit Sharing is paid, executives receive the same payout percentage as all other eligible employees. Contributions by the Company under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, in the years when a profit sharing contribution is made, payments are made to the deferred compensation accounts of certain executives based on contribution limitations contained in Sections 401 and 415 of the Internal Revenue Code. There was no profit sharing contribution for 2001, 2002 or 2003.

         J. F. Van Pelt, Chairman
         D. E. DeSousa
         L. R. Giglio
         J. H. Hinshaw
         J. H. Kipper
         K. M. Mazzarella
         R. D. Offenbacher
         C. R. Udell

GENERAL

         The following table summarizes the total compensation of the Chairman of the Board, President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2003, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                              SUMMARY COMPENSATION TABLE

                                                                                       ANNUAL COMPENSATION
                                                                             ----------------------------------------
              NAME AND PRINCIPAL POSITION                       YEAR              SALARY(1)         BONUS(1)(2)(3)
---------------------------------------------------------     ---------      -------------------- -------------------
R. A. Reynolds, Jr.,                                            2003              $458,910             $278,852
Chairman of the Board,                                          2002               433,440              128,298
President and Chief Executive Officer                           2001               381,600              137,376

J. H. Hinshaw,                                                  2003              $249,142             $122,788
Senior Vice President and Chief Financial Officer               2002               237,490               57,117
                                                                2001               221,000               64,643

J. F. Van Pelt,                                                 2003              $221,742             $111,390
Vice President-Human Resources                                  2002               206,340               49,625
                                                                2001               192,828               56,402

C. R. Udell,                                                    2003              $215,777             $106,336
Senior Vice President-Electrical Business                       2002               209,628               50,415
                                                                2001               189,212               55,345

D. E. DeSousa,                                                  2003              $215,668             $106,372
Senior Vice President-Sales and Distribution                    2002               208,366               50,112
                                                                2001               187,448               54,829

(1) Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 2001, 2002 and 2003 and 2% to 25% of bonus payments in 2001, 2002 and 2003. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

(2) Bonus paid in March of each year under the Company's Management Incentive Plan with respect to services rendered during the prior year. In 2003, approximately 1,500 persons participated in the Company's Management Incentive Plan, including all officers of the Company. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales, gross margin and net profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

(3)  There was no profit sharing contribution for 2001, 2002 or 2003.

PENSION PLAN

         The Company has a qualified defined benefit pension plan covering all eligible employees. Employees become fully vested after five years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier under the following conditions: at age 55 with 20 years or more of Company service, at age 50 with 25 years of Company service or any age with 30 years of Company service under the plan.

         The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of Company service without giving effect to any applicable Social Security offset.

                                                  PENSION PLAN TABLE

                                                             YEARS OF SERVICE
  COVERED             -----------------------------------------------------------------------------------------------
COMPENSATION                20              25               30              35              40             45
------------             --------        --------         --------        --------        --------       --------
$  300,000               $ 60,000        $ 75,000         $ 90,000        $105,000        $120,000       $135,000
$  400,000               $ 80,000        $100,000         $120,000        $140,000        $160,000       $180,000
$  600,000               $120,000        $150,000         $180,000        $210,000        $240,000       $270,000
$  800,000               $160,000        $200,000         $240,000        $280,000        $320,000       $360,000
$1,000,000               $200,000        $250,000         $300,000        $350,000        $400,000       $450,000
$1,200,000               $240,000        $300,000         $360,000        $420,000        $480,000       $540,000

         An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of Company service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 2003, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: R. A. Reynolds, Jr. (31), J. H. Hinshaw (3), J. F. Van Pelt (18), C. R. Udell (38), and D. E. DeSousa (23). The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

         The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Stock Index and a Comparable Company Index of companies selected by the Company as being representative of the Company's line of business. The companies included in the Comparable Company Index are Anixter International Inc., Applied Industrial Technologies, Inc., Building Materials Holding Corporation, W. W. Grainger, Inc., Hughes Supply, Inc., Noland Company, Owens & Minor, Inc., Park-Ohio Holdings Corp., SCP Pool Corporation and Watsco, Inc. The market value of the Company stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.

                                  [GRAPH]



-------------------------------------------------------------------------------------------------------------------
                                           1998         1999        2000         2001         2002        2003
-------------------------------------------------------------------------------------------------------------------
Graybar Electric Company, Inc.            $100.00      $115.55     $133.51      $154.27      $170.19     $187.75
-------------------------------------------------------------------------------------------------------------------
S&P 500 Index                             $100.00      $120.89     $109.97      $ 96.94      $ 75.64     $ 97.09
-------------------------------------------------------------------------------------------------------------------
Comparable Company Index                  $100.00      $102.86     $ 95.77      $125.54      $128.88     $149.39
-------------------------------------------------------------------------------------------------------------------

         Assumes $100.00 invested on December 31, 1998 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 4, 1999).

           AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION
              TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has recommended that action be taken by the shareholders to amend the Restated Certificate of Incorporation to increase the authorized shares of Common Stock that the Company shall have authority to issue from 7,500,000 to 15,000,000 shares. As of April 19, 2004, the Company had 5,773,599 shares of Common Stock outstanding and 131,894 shares of Common Stock were held by the Company as treasury stock.

         The Company has no present plans to issue the additional shares of Common Stock that would become authorized if the proposed amendment is adopted, except as described herein. The Company intends to continue the practice of offering Common Stock to active, full-time employees at regular intervals (annually under the three-year Common Stock Purchase Plan described below) and, at such times as the Board of Directors deems appropriate, issuing stock dividends, and will need additional Common Shares for those purposes. Such shares will be available for general corporate purposes such as the foregoing without (except as otherwise required by law) further authorization by the shareholders. Shareholders presently have no preemptive rights and would have none in respect of the proposed additional shares. The proposed additional shares of Common Stock will have the same voting, dividend and other rights as the presently authorized Common Stock.

         The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to adopt the amendment to the Restated Certificate of Incorporation to increase the authorized Common Stock to 15,000,000 shares. The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby adopt, the amendment.

           AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION
                      TO AUTHORIZE 10,000,000 SHARES OF
                  "DELEGATED AUTHORITY" PREFERRED STOCK AND
            ELIMINATE AUTHORITY TO ISSUE EXISTING PREFERRED STOCK

         The Board of Directors has recommended that action be taken by the shareholders to amend the Restated Certificate of Incorporation to authorize 10,000,000 shares of a new class of "Delegated Authority" Preferred Stock (the "Delegated Authority Preferred"). The term "Delegated Authority" refers to preferred stock, the creation and issuance of which is authorized in advance by the shareholders and the terms, rights and limitations of which are determined by the Board of Directors of the Company upon issuance.

         Upon effectiveness of this amendment to the Company's Restated Certificate of Incorporation, the Board of Directors will be empowered to authorize and issue shares of Delegated Authority Preferred from time to time in one or more series. Subject to the other provisions of the Company's Restated Certificate of Incorporation and any limitation prescribed by law, the Board of Directors will be expressly authorized, at its discretion, to adopt resolutions to issue shares of Delegated Authority Preferred, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the designations, relative rights, preferences and limitations thereof, including in each case voting rights, dividend rights (and whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights (including convertibility into Common Stock) and liquidation preferences of the shares constituting any series of the Delegated Authority Preferred, all without any further action or vote by the shareholders. The Board of Directors will be required to make any determination to issue shares of Delegated Authority Preferred based on its judgment at the time as to the best interests of the Company and its shareholders. The Executive Committee of the Board will have the authority to take any action the complete Board of Directors may take.

         The Company currently has no arrangements, understandings, agreements or commitments with respect to the issuance of any shares of Delegated Authority Preferred, and the Company may never issue any Delegated Authority Preferred.

         If the resolutions adopted by the Board of Directors so provide, the holders of Delegated Authority Preferred may have voting rights, and shares of Delegated Authority Preferred may not be subject to the provisions of the Restated Certificate of Incorporation providing that holders of Common Stock may not sell, transfer or otherwise dispose of shares without offering the Company the option to purchase them.

         The Board of Directors believes that the creation of the Delegated Authority Preferred is advisable and in the best interests of the Company and its shareholders for several reasons. The new class of Delegated Authority Preferred will provide the Company with increased flexibility in meeting future financial and operating requirements because it will be available for issuance from time to time for any proper corporate purpose with such features as determined by the Board of Directors or the Executive Committee of the Board at that time. Such purposes would include, if market conditions warrant, issuance of Delegated Authority Preferred for cash to obtain equity capital for use by the Company.

         It should be noted that any issuance of Delegated Authority Preferred with voting rights might, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Also, shares of voting or convertible Preferred Stock, or rights to purchase such shares, could be issued to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of Delegated Authority Preferred, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. However, the creation of the Delegated Authority Preferred is not intended to be an anti-takeover measure and the Company is not aware of any third party plans to attempt to gain control of the Company.

         The actual effect of the issuance of shares of Delegated Authority Preferred upon the rights of holders of the Common Stock cannot be stated until the Board of Directors or the Executive Committee of the Board determines the specific rights of the holders of such Delegated Authority Preferred. However, the effects might include, among other things, restricting priority of dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the book value of the Common Stock, or impairing the liquidation rights of the Common Stock. Holders of Common Stock will not have preemptive rights with respect to the Delegated Authority Preferred.

         The Board of Directors believes that the financial and operating flexibility offered by the Delegated Authority Preferred outweighs any potential disadvantages. The existence of the authorized Delegated Authority Preferred will enable the Company to respond promptly and take advantage of financial market conditions to raise equity and take advantage of other favorable opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve a contemplated stock issuance.

         The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to adopt the proposed amendment to the Restated Certificate of Incorporation authorizing the 10,000,000 shares of Delegated Authority Preferred and eliminating the authorization of the Existing Preferred. The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby adopt, the proposed amendment.

         The authorized capital stock of the Company currently includes 300,000 shares of Preferred Stock, par value $20.00 per share, of which 2,042 are outstanding (the "Existing Preferred"). The Company has given notice of redemption of the outstanding shares of Existing Preferred for $20.00 per share plus accrued dividends. After the redemption, there will be no outstanding shares of Existing Preferred. Authority to issue any further shares of the Existing Preferred will be eliminated from the Restated Certificate of Incorporation by the same amendment that creates the Delegated Authority Preferred.

              APPROVAL OF THREE-YEAR COMMON STOCK PURCHASE PLAN

         The Board of Directors will submit to the Annual Meeting of Shareholders for shareholder approval a Common Stock Purchase Plan (the "Plan") pursuant to which the Company proposes to offer to eligible employees, including officers, of the Company and its wholly owned subsidiary, Commonwealth Controls Corporation, the right to subscribe for shares of Common Stock of the Company at a price of $20.00 per share in each of the years 2004, 2005 and 2006. The maximum number of shares that may be issued pursuant to the Plan is two million (2,000,000). The Plan was unanimously approved by the Board of Directors of the Company on March 11, 2004. Each annual offering will afford eligible active, full-time employees of the Company and Commonwealth Controls Corporation, and certain eligible retirees who were active, full-time employees of the Company or Commonwealth Controls Corporation on March 31, 2004, an opportunity to purchase shares of Common Stock. The eligibility conforms with the policy initially adopted when the Company's active employees acquired all of its Common Stock from Western Electric Company and followed continuously since then. Accordingly, holders of Common Stock or Voting Trust Certificates who are not active, full-time employees of the Company or Commonwealth Controls Corporation will not be entitled to participate in the Plan, with the exception of (a) employees who retire on a pension (except a deferred pension) on or after March 31 and prior to October 1 of the year in which the offering is made, and (b) in order to permit a transition to annual offerings, persons who were active, full-time employees at March 31, 2004 and who retired on a pension (other than a deferred pension) prior to October 1 of the applicable Plan year will also be eligible to participate in the offerings made in 2005 or 2006. If the Plan is approved, the Company plans to offer to sell up to 450,000 shares of Common Stock in 2004. The number of shares of Common Stock to be offered in subsequent years will be determined by the Board of Directors. It is contemplated that the terms of such subsequent offerings will be substantially the same as those described below for the offering to be made in 2004.

         It is presently contemplated that the subscription period for the 2004 offering under the Plan would run from October 18, 2004 to December 10, 2004. Subscribers would have the option of paying in full on or before January 20, 2005 for all or a portion of shares subscribed for or agreeing to make payments for all or a portion of the shares subscribed for in equal installments through payroll deductions (or direct monthly payments in certain cases where subscribers are no longer on the Company's or Commonwealth Controls Corporation's regular payroll). Installment payments would commence with the second payroll payment date in January 2005 and end with the last payroll payment date in November 2005. Shares paid for in full will be issued as of January 20, 2005. Shares paid for in installments will be issued of record by the tenth day of March, June and September and the fifteenth day of December to the extent they have been fully paid for.

         Details with respect to the terms of the offering and the number of shares for which each eligible employee of the Company or Commonwealth Controls Corporation will be entitled to subscribe are set forth in the Plan, a copy of which is annexed to this Information Statement as Exhibit A. The total purchase price to be paid will equal that number of shares multiplied by $20.00. It is anticipated that the number of shares to be offered to each eligible employee or retiree of the Company in 2004 will be determined by dividing the base salary of that employee or retiree at March 31 by $1,000.00 and multiplying that amount by the applicable multiplier shown in the following table.

         GRADE/BAND CLASSIFICATIONS                         MULTIPLIER
         --------------------------                         ----------

         Executives EX1 through EX5                            3.00
         Grades 17, 18, 19 and 20 and Band M1                  2.50
         Grades 15 and 16 and Band M2                          2.25
         Grades P and Q                                        1.90
         Grades N and O                                        1.85
         Grade 14 or below covered either by the
         Management Incentive Plan or the
         Sales Incentive Plan and Band M3                      1.75
         Grades J, K, L and M                                  1.50
         All others                                            1.25

The Board of Directors will determine the appropriate number of shares to be offered to each eligible employee and eligible retiree of Commonwealth Controls Corporation using salary classifications comparable to those listed in the table above.

         Shares of Common Stock subscribed for pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement and Voting Trust Certificates will be issued in respect thereof, except that subscribers who prior to the offering are already shareholders of record who elected not to participate in the Voting Trust Agreement will receive stock certificates representing the shares for which they subscribe.

         All subscribed shares of Common Stock will be issued and held subject to the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation of the Company, as amended, which, among other things, provide the Company the option to repurchase shares of its Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any holder of Common Stock wants to sell, transfer or otherwise dispose of any of his or her shares of such Common Stock, or in the event of his or her death or in the event of termination of his or her employment other than by retirement on a pension (except a deferred pension). The Voting Trust Certificates to be issued under the Voting Trust Agreement will provide, in substance, that every Voting Trust Certificate is issued and held upon and subject to the same terms and conditions (including all restrictions) upon which Common Stock of the Company is issued and held. Each subscriber by executing a Subscription Agreement will specifically agree to be bound by the provisions of the Restated Certificate of Incorporation and will agree that all Common Stock or Voting Trust Certificates held by such subscriber shall be subject to these provisions.

         The Plan provides that no corporate action which would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken after January 20, 2005 without first giving notice of such proposed action to subscribers who have not then completed their installment payments on the Common Stock for which they have subscribed. Such subscribers will be granted twenty (20) days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action. Subscribers who elected to use payroll deduction have the right at any time (except during the first ten days of March, June, September and December) to pay the full remaining amount due, and upon any such accelerated payment, certificates will be issued representing the fully paid shares and the payroll deduction will no longer apply.

         As and when payments are received from subscriptions, they will be added to the general funds of the Company.

         In the case of the offering to be made in 2004 under the Plan upon approval, each of the directors presently intends to purchase all shares of the Common Stock allocated to him or her, which will not exceed the estimated number shown below to any significant degree, all of which will be deposited in the Voting Trust.

NAME                                 NUMBER OF SHARES        NAME                                    NUMBER OF SHARES
----                                 ----------------        ----                                    ----------------
R. A. Cole.............................    408               J. C. Loff................................     459
D. B. D'Alessandro.....................    390               K. M. Mazzarella..........................     447
D. E. DeSousa..........................    672               R. D. Offenbacher.........................     609
T. F. Dowd.............................    630               R. A. Reynolds, Jr........................   1,410
L. R. Giglio...........................    582               K. B. Sparks..............................     489
T. S. Gurganous........................    480
J. H. Hinshaw..........................    786               All directors and officers as a group
G. D. Hodges...........................    546               (15 persons)..............................   8,790

         The last Common Stock Purchase Plan of the Company, in connection with which 813,251 shares of Common Stock were subscribed for, ran from October 8, 2001 to December 7, 2001. Under that plan, each of the directors who was entitled to participate and all directors and officers as a group who were so entitled purchased the number of shares set forth below:

NAME                                  NUMBER OF SHARES       NAME                                    NUMBER OF SHARES
----                                  ----------------       ----                                    ----------------
R. A. Cole.............................     783              J. C. Loff................................     888
D. B. D'Alessandro.....................     588              K. M. Mazzarella..........................     365
D. E. DeSousa..........................   1,197              R. D. Offenbacher.........................     915
T. F. Dowd.............................   1,200              R. A. Reynolds, Jr........................   2,400
L. R. Giglio...........................     879              K. B. Sparks..............................     972
T. S. Gurganous........................     816
J. H. Hinshaw..........................   1,494              All directors and officers as a group
G. D. Hodges...........................   1,095              (15 persons)..............................  15,332

         The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to approve the Plan. The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby approve, the Plan. Upon shareholder approval, the Company and the Voting Trustees intend to file a Registration Statement or Statements with the Securities and Exchange Commission with respect to the shares of Common Stock to be offered in 2004 under the Plan and the Voting Trust Certificates to be issued in respect thereof and the offering will be made pursuant thereto, as amended, after being declared effective by the Commission. The expenses of the offering will be paid by the Company.

                   RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2003 and will be considered for reappointment by the Board of Directors in June 2004. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

         The fees billed to the Company by Ernst & Young LLP with respect to the years 2003 and 2002 were as follows:

                                                                    2003                  2002
                                                                    ----                  ----
                Audit Fees.................................       $724,158              $443,900
                Audit-Related Fees.........................       $107,290              $235,900
                Tax Fees...................................       $487,259              $487,000
                All Other Fees.............................          --                    --

         Audit Fees include amounts billed for the audit of the Company's annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year and international statutory audits. Audit-Related Fees include audits of the Company's employee benefit plans, general consultations on accounting or disclosure matters and assessment of internal accounting controls related to the Company's Enterprise Resource Planning project. Tax Fees include consulting on tax compliance and planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2004. In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

         The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company's financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually. Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer and the Vice President and Controller. If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chairman. Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

                                MISCELLANEOUS

         Effective October 1, 2003, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures directors and officers and certain other employees against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 2004 of $232,605.

         Holders of Common Stock and Voting Trust Certificates may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105. All such communications will be received directly by the Chairman of the Board and the Vice President, Secretary and General Counsel and reviewed with the other directors as they deem appropriate.

         The management of the Company knows of no other matters to be brought before the meeting.

                     By Order of the Board of Directors

                               THOMAS F. DOWD
                                  Secretary

May 10, 2004

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 2003 WILL BE MADE AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                                                                   EXHIBIT A

                         COMMON STOCK PURCHASE PLAN
                          DATED AS OF JUNE 10, 2004
            RELATING TO UP TO 2,000,000 SHARES OF COMMON STOCK OF
                       GRAYBAR ELECTRIC COMPANY, INC.

                         ---------------------------


1.       GENERAL; EMPLOYEES ENTITLED TO SUBSCRIBE.

         1.1 This Plan provides for offerings in each of the years 2004, 2005 and 2006 (each, an "Applicable Year") to eligible employees, including officers, of Graybar Electric Company, Inc. (the "Company"), and its wholly owned subsidiary, Commonwealth Controls Corporation, and, in order to effect a transition, retirees who were active, full-time employees of the Company or Commonwealth Controls Corporation on March 31, 2004, of the right to subscribe for shares of the Company's common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), at a price of $20.00 per share. The aggregate number of shares of Common Stock to be offered in each year and the terms of such offering shall be determined by the Board of Directors. The maximum number of shares of Common Stock that may be issued pursuant to this Plan is two million (2,000,000). This Plan shall remain in effect until January 31, 2007 unless terminated prior thereto by the Board of Directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under Method B as described in Section 4.2.

         1.2 Each person who on September 30 of the year in which an offering is conducted (the "Applicable Year") is (a) an active, full-time employee of the Company or Commonwealth Controls Corporation continuously employed by the Company or Commonwealth Controls Corporation since March 31 of the Applicable Year, (b) a person who on March 31 of the Applicable Year is an active, full-time employee of the Company or Commonwealth Controls Corporation and who retires on a pension (except a deferred pension) after March 31 and prior to October 1 of the Applicable Year, or (c) a person who on March 31, 2004 was an active, full-time employee of the Company or Commonwealth Controls Corporation and who retired prior to October 1 of the Applicable Year on a pension (other than a deferred pension) (a "Qualified Retiree") will be entitled to subscribe at the price of $20.00 per share for the number of shares of the Company's Common Stock determined pursuant to
Section 3. Such persons are sometimes referred to as "eligible participants" or "Qualified Retirees" and after executing a Subscription Agreement are referred to as "subscribers"; provided, however, that the term "eligible participants" shall not be deemed to include in any Applicable Year: any person (a) who receives a pension (unless he or she is an active, full-time employee on March 31, 2004 or March 31 of a subsequent Applicable Year and retired on a pension (except a deferred pension) after said March 31 and prior to October 1 of the Applicable Year), (b) who is employed solely on a contract basis or who by written agreement has released all stock subscription rights, or (c) who is included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization excludes such person from subscribing for Common Stock of the Company.

2.       PERIOD FOR AND METHOD OF MAKING SUBSCRIPTION.

         Any eligible participant desiring to subscribe for shares of Common Stock offered for sale under this Plan shall sign a Subscription Agreement substantially in the form set forth herein, or otherwise approved by the Board of Directors for such purpose for an offering to be made in an Applicable Year, and file it, on or before the date specified for each Applicable Year, with the Controller at the executive offices of the Company, 34 North Meramec Avenue, Clayton, Missouri 63105. No subscription shall be effective and binding unless and until accepted by the Company at its executive offices. No subscription will be accepted after the close of business on the date specified in the applicable Subscription Agreement.

3. DETERMINATION OF NUMBER OF SHARES FOR WHICH AN ELIGIBLE PARTICIPANT IS ENTITLED TO SUBSCRIBE.

         The maximum number of shares for which an eligible participant may subscribe shall be determined as hereinafter provided:

         3.1. The Subscription Right of each eligible participant, subject to increase as provided in Section 3.2 and reduction as provided in Section 3.3, shall be one (1) share for each $1,000.00 of his or her annual salary rate in effect on March 31 of the Applicable Year (or March 31 of the year of retirement in the case of a Qualified Retiree) (or such other dollar amount or other ratio as may hereafter be established with respect to an offering of shares for an Applicable Year by the Board of Directors). Fractional shares resulting from this computation shall be disregarded.

         3.2. The number of shares determined in accordance with Section 3.1 shall, in the case of eligible participants who on March 31 of the Applicable Year (or March 31 of the year of retirement in the case of a Qualified Retiree) were in the salary classifications listed below, be multiplied as follows (or using such other multiple as hereafter may be established with respect to an offering of shares by the Board of Directors):

              3.2.1. Eligible Company participants in Executive classifications EX 1 through EX 5 -- 3.00 times;

              3.2.2. Eligible Company participants in Grades 17 through 20 and Band M1 -- 2.50 times;

              3.2.3. Eligible Company participants in Grades 15 and 16 and Band M2 -- 2.25 times;

              3.2.4.   Eligible Company participants in Grades P and Q --
                       1.90 times;

              3.2.5.   Eligible Company participants in Grades N and O --
                       1.85 times;

              3.2.6. Eligible Company participants in Grade 14 or below who are covered either by the Management Incentive Plan or the Sales Incentive Plan and Band M3 -- 1.75 times;

              3.2.7. Eligible Company participants in Grades J, K, L and M -- 1.50 times;

              3.2.8. All other eligible Company participants -- 1.25 times; and

              3.2.9. Eligible participants who are employees of Commonwealth Controls Corporation -- As determined by the Board of Directors for each participant using the closest comparable salary classification then in effect at Commonwealth Controls Corporation.

Fractional shares resulting from the above computations shall be disregarded.

         3.3. In the unlikely event the aggregate number of shares subscribed for by all eligible participants in an offering for an Applicable Year were to exceed the number of shares that the Board of Directors determines shall be offered in such Applicable Year, the number of shares which each eligible participant would be entitled to purchase shall be reduced to a number determined by multiplying the number of shares for which such eligible participant has subscribed (but in no event more than the number to which such employee is entitled to subscribe under this Section) by a fraction, the numerator of which is the number of shares being offered and the denominator of which is the aggregate number of shares subscribed for by all eligible participants. Fractional shares resulting from such computation shall be disregarded.

4.       PAYMENTS FOR ISSUANCE OF STOCK.

         Payments for shares subscribed for may be made pursuant to either or both of the following methods (or such other method as hereafter may be established by the Board of Directors with respect to any offering):

         4.1. Method A: Payment in full for all or a portion of the shares subscribed for on or before the date in January of the year following the Applicable Year set by the Board of Directors, in which case the shares paid for will be issued as of that date.

         4.2. Method B: Payments in equal installments made at each of the regular pay periods commencing with the second pay period in January of the year following the Applicable Year and ending with the last pay period in November of that year. The Company shall issue no later than the tenth day of March, June and September and the fifteenth day of December of the Applicable Year a share certificate to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of full shares of Common Stock as have been fully paid for prior to such issue date.

                  4.2.1. Payments under Method B shall be made, in the case of a subscriber on the Company's or Commonwealth Controls Corporation's payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber who is no longer on the Company's or Commonwealth Controls Corporation's payroll but whose subscription has not been cancelled in accordance with Section 5.4, through pension deductions authorized by the subscriber or monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month. Except as provided in Section 5.4, subscriptions made under Method B and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company or Commonwealth Controls Corporation to make payroll deductions) shall be irrevocable.

                  4.2.2. No interest shall be paid on amounts deducted from a participant's salary or pension or paid directly to the Treasurer under Method B.

                  4.2.3. A subscriber under Method B, at his or her option exercised at any time except during the first ten days of March, June, September or December, may pay the balance due on all or any portion of the number of shares subscribed for pursuant to Method B, and upon such payment a share certificate shall be issued evidencing ownership of the number of shares for which payment is so made.

5.       CONDITIONS OF SUBSCRIPTION.

         Each subscription for shares of Common Stock hereunder is expressly subject to, among other things, the following terms, and every subscriber shall agree to all of them by executing a Subscription Agreement:

         5.1. Right to receive stock not transferable.

         No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his or her right to purchase Common Stock under the Plan, including the right to receive Voting Trust Certificates or stock certificates representing shares of Common Stock. A violation of this provision shall constitute a withdrawal by the subscriber from his or her Subscription Agreement, in which event the only right of the subscriber or his or her assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement. Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

         5.2. Issuance of stock certificates and Voting Trust Certificates.

         A stock certificate or certificates representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the "Voting Trust Agreement") dated as of April 1, 1997, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the "Voting Trustees") in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will issue Voting Trust Certificates to such subscribers representing the number of shares subscribed for and purchased by them and deposited in the Voting Trust. Stock certificates representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement ("Non-Participating Shareholders") shall be issued and delivered directly to such subscribers.

         5.3. Subscribers bound by provisions in Restated Certificate of Incorporation, as amended.

         All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to repurchase outstanding shares of Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his or her shares, or in the event of his or her death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his or her employment other than by retirement on a pension. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.3 or for purposes of the Restated Certificate of Incorporation. The Voting Trust Certificates issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Certificate is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held. Each subscriber, by executing a Subscription Agreement, specifically agrees to be bound by all provisions of this Section 5.3 and agrees that all stock certificates or Voting Trust Certificates owned by such subscriber shall be subject to such provisions.

         5.4. Cancellation of subscription on termination of employment.

         In the event of the death of a subscriber or the termination of his or her employment other than by retirement on a pension (except a deferred pension) before any or all of the shares of Common Stock subscribed for are issued, his or her subscription shall be cancelled as to shares not then issued, and the subscriber or the subscriber's estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for unissued shares under this Plan, without interest. Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his or her Subscription Agreement. Refund of any balance due employees who terminate service shall be made in the quarter following termination. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.4.

         5.5. Interpretation and implementation; amendment.

         The determination of the Board of Directors of the Company upon any question concerning the application or interpretation of any of the provisions of this Plan or, of the Subscription Agreement or any offering conducted under this Plan shall be final, and no director shall incur any liability or obligation by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except any attributable to that director's own willful misconduct. This Plan may be amended, in whole or in part, by the Board of Directors, provided, however that, any amendment to Section 1 or Section 6 shall require the consent of the Shareholders of the Company. The Executive Committee of the Board of Directors shall have the power to exercise all authority granted to the Board of Directors by the Plan and to take any action the Board of Directors may take under or with respect to the Plan.

6.       CERTAIN CORPORATE ACTION NOT TO BE TAKEN WITHOUT NOTICE.

         The Company will not take any action that would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who elected Method B and have not then paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 20 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.       RIGHT OF THE COMPANY TO ISSUE AND SELL ADDITIONAL SHARES OF COMMON
         STOCK.

         Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the repurchase option described in Section 5.3 or otherwise.

         Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

                           SUBSCRIPTION AGREEMENT

         1. I hereby subscribe to purchase ______ shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), of Graybar Electric Company, Inc., a New York corporation (the "Company"), under and pursuant to the terms and conditions stated below and of the Common Stock Purchase Plan dated as of June 10, 2004 of the Company (the "Plan"). I agree to pay $20.00 for each such share as follows:

                                                                                               NUMBER OF SHARES
                                                                                               ----------------
Method A:    Payment in full on or before January ___, 200___
                                                                                              ------------------
Method B:    Payment in __________ (__) equal installments payable by payroll deduction at each regular payroll date commencing in January ________. Upon acceptance of this subscription, (i) I direct that, during such time as I shall be on the
             Company's or Commonwealth Controls Corporation's payroll, I hereby authorize periodic payroll deductions to be made from my salary in accordance with this
             Agreement and the Plan and applied to the purchase price of the shares subscribed for until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan; and (ii) I promise that during such time as I shall no longer be on the Company's or
             Commonwealth Controls Corporation's payroll I will make monthly payments either through authorized pension deductions or directly to the Treasurer of the Company in accordance with the Plan, to be applied to the purchase price of the shares subscribed for by me, until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the
             Plan.
                                                                                              ------------------

             Total shares subscribed for:
                                                                                              ==================

         2. I understand that the number of shares I hereby subscribe for may be reduced as provided in Section 3.3 of the Plan.

         3. If I am a party to the Voting Trust Agreement dated as of April 1, 1997 (the "Voting Trust Agreement") relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to Section 4 of this Subscription Agreement, I agree and direct that certificates for the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Certificates in my name for the certificates so deposited.

         4. This Section 4 does not apply to subscribers who prior to signing this Agreement are already parties to the Voting Trust Agreement or to subscribers who prior to signing this Agreement are already shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

            (a) I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

            (b) I hereby authorize __________ or __________ as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

            (c) I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company or Commonwealth Controls Corporation and is therefore irrevocable.

         5. I have read the Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation all the terms set forth in Section 5 of the Plan.

         6. I request and direct that any Voting Trust Certificates or stock certificates issued in my name pursuant to this subscription be issued as follows:

                                 -----------------------------------------
                                 (PLEASE PRINT OR TYPE FIRST NAME IN FULL,
                                       MIDDLE INITIAL AND SURNAME)



                                 -----------------------------------------
                                        SIGNATURE OF SUBSCRIBER



                                 DATED:                           , 200
                                       ---------------------------     ---

                                  APPENDIX

         Page 11 of the proxy statement contains a Total Shareholders' Return graph. The information contained within the graph is presented in a tabular format immediately following the graph.